                                    AGREEMENT

            This will confirm the agreement by and among all the undersigned that the Schedule 13 D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the common stock of WilTel Communications Group, Inc. is being filed on behalf of each of the entities named below. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  October 24, 2002

                                    LUK ACQUISITION I, LLC
                                    LUK ACQUISITION II, LLC
                                    LEUCADIA NATIONAL CORPORATION



                                    BY: /s/ Joseph A. Orlando
                                        --------------------------
                                    NAME:   Joseph A. Orlando
                                    Title:  President of each of LUK
                                    Acquisition I, LLC and LUK Acquisition II,
                                    LLC and Vice President and Chief Financial
                                    Officer of Leucadia National Corporation


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